Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-240128, 333-219617, 333-199424, 333-197366, and 333-177502) on Form S-3 and (Nos. 333-224925, 333-175545, 333-174639, 333-169337, 333-165127, and 333-112201) on Form S-8 of BCB Bancorp, Inc. (the "Company") of our reports dated March 9, 2022 related to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, as they appear in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 9, 2022